EXHIBIT 10.12.3


           CHANGE IN CONTROL AND TERMINATION AGREEMENT


          THIS CHANGE IN CONTROL AND TERMINATION AGREEMENT (the "Agreement"), to be effective as of the 23rd day of March, 1995, made and entered into by and between [FIRST COLONY CORPORATION, ("FCC")/FIRST COLONY LIFE INSURANCE COMPANY ("FCL")] (the "Company"), a corporation organized and existing under the laws of the Commonwealth of Virginia, and ______________________________, (the "Executive").

                        R E C I T A L S:

           The Company acknowledges that Executive's contributions to the past and future growth and success of the Company have been and will continue to be substantial. As a [wholly-owned subsidiary of a] publicly held corporation, the Company recognizes that there exists a possibility of a Change in Control of [the Company/its parent corporation, First Colony Corporation ("FCC")]. The Company also recognizes that the possibility of such a Change in Control may contribute to uncertainty on the part of senior management and may result in the departure or distraction of senior management from their operating responsibilities.

            Outstanding management of the Company is always essential to advancing the best interests of the Company and FCC's shareholders. In the event of a threat or occurrence of a bid to acquire or change control of FCC or to effect a business combination, it is particularly important that the the Company's business be continued with a minimum of disruption. The Company believes that the objective of securing and retaining outstanding management will be achieved if the Company's key management employees are given assurances of employment security so they will not be distracted by personal uncertainties and risks created by such circumstances.

           NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation the Company agrees herein to pay the Executive, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

          ARTICLE 1.  TERM; EMPLOYMENT PERIOD.

          1.1 Term. This Agreement is effective from the date of its execution by the Company ("Effective Date"). The Agreement automatically continues in effect from year to year thereafter unless the Company notifies Executive in writing thirty days before any anniversary of its Effective Date that the Agreement will terminate as of that anniversary date. After a Change in Control of FCC (as defined in section 1.3), the Company may not terminate this Agreement for sixty months from the Control Change Date (as defined in section 1.4) and the Agreement automatically continues in effect from year to year thereafter unless the Company notifies Executive in writing thirty days before the end of the initial sixty month period or thirty days before any anniversary of the end of that period that the Agreement will terminate as of that date.

          1.2 Employment Period. If Executive is employed by the Company on the Control Change Date, the Company agrees that the Company will continue to employ Executive and Executive further agrees that Executive will continue as an employee of the Company for the Employment Period. For purposes of this Agreement, the Employment Period begins on the Control Change Date and ends on the earlier of the fifth anniversary of the Control Change Date or on Executive's Normal Retirement Date (as defined under the First Colony Life Insurance Company Pension
Plan).

          1.3 Change in Control, means if: (i) after the date of the Agreement, any person, including a "group" as defined in section 13(d)(3) of the Securities Exchange Act of 1934, becomes, directly or indirectly, the beneficial owner of FCC securities having 30% or more of the combined voting power of the then outstanding FCC securities that may be cast for the election of FCC's directors (other than as a result of an issuance of securities initiated by FCC, or open market purchases approved by FCC's Board, as long as the majority of FCC's Board approving the purchases are directors at the time the purchases are made); or
(ii) as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these transactions, the persons who were directors of FCC before any such transactions cease to constitute a majority of FCC's Board, or any successor's board, within three years of the last of such transactions.

          1.4 Control Change Date, means the date on which an event described in section 1.3 occurs. If a Change in Control occurs on account of a series of transactions, the Control Change
Date is the date of the last of such transactions.

          ARTICLE 2.  TERMINATION OF EMPLOYMENT.

          2.1 General. Executive is entitled to receive Termination Compensation according to the remaining provisions of this section if Executive's employment with the Company terminates during the Employment Period because of an event described in section 2.2 or 2.3. If Executive's employment terminates during the Employment Period and if an event described in section 2.2 or 2.3 has not occurred, this Agreement terminates.

          2.2 Termination by the Company. Executive is entitled to receive Termination Compensation if Executive's employment is terminated by the Company without Cause. Cause, means, for purposes of this Agreement, (i) willful and continued failure by the Executive to perform his duties as established by the Board of Directors of the Company; (ii) a material breach by the Executive of his fiduciary duties or loyalty of care to the Company; (iii) conviction of a felony; or (iv) willful, flagrant, deliberate and repeated infractions of material published policies and regulations of the Company of which the Executive has actual knowledge (the "Cause Exception"). If the Company desires to discharge the Executive under the Cause Exception, it shall give notice to the Executive as provided in section 2.6 and the Executive shall have thirty (30) days after notice has been given to him in which to cure the reason for the Company's exercise of the Cause Exception. If the reason for the Company's exercise of the Cause Exception is timely cured by the Executive (as determined by a majority of the members of the Board of Directors following a hearing), the Company's notice shall become null and void.

          2.3 Voluntary Termination. Executive is entitled to receive Termination Compensation if Executive voluntarily terminates employment with Good Reason. Good Reason means, for purposes of this Agreement, the Executive's resignation from the Company's employment on account of

               (a)  the failure by the FCC or FCL Board (as
applicable) to reelect the Executive to Executive's current position with the Company (as of the Control Change Date) and the Executive then elects to leave the Company's employment within six (6) months of such failure to so reelect or reappoint the Executive;

               (b)  a material modification by the FCC or FCL
Board (as applicable of the duties, functions and responsibilities of the Executive as the _______________________________________________ of the Company
without his consent within six (6) months of such modification;
or

               (c) the failure of the Company to permit the Executive to exercise such responsibilities as are consistent with the Executive's position and are of such a nature as are usually associated with such offices of a corporation engaged in substantially the same business as the Company;

                (d) the Company causes the Executive to relocate his employment more than 50 miles from Lynchburg, Virginia, without the consent of the Executive;

                (e) the Company shall fail to make a payment when due to the Executive; or

                 (f) the Company's reduction of the Executive's total direct compensation (base salary, incentive bonus, and benefits).

          2.4  Termination Compensation.  Termination
Compensation equal to 1.00 times Executive's Base Period Income and shall be paid in a single sum payment in cash or in common stock of FCC, at the election of the Executive. Termination Compensation payments to Executive shall commence on the later of the thirtieth business day after Executive's employment termination or the first day of the month following his employment termination. Termination Compensation is subject to reduction according to Article 3.

          2.5  Base Period Income.  Executive's Base Period
Income equals his annual base salary as of Executive's termination date, plus the average of any incentive bonus payable to Executive for the Company's last two completed fiscal years.


          2.6 Notice of Termination. Any termination by the Company under the Cause Exception or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto. For purposes of sections 2.3 and 2.4, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the effective date of termination.


            ARTICLE 3.  REDUCTION IN PAYMENTS.       In the event
that any amount required to be paid or distributed to the Executive pursuant to this Agreement shall constitute a parachute payment within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the aggregate of such parachute payments and any other amounts otherwise required to be paid or distributed to the Executive by the Company would cause the Executive to be subject to the excise tax on excess parachute payments under section 4999 of the Code (the "Excise Tax"), or any successor or similar provision thereof, Termination Compensation must be reduced to the largest amount that will result in no portion of such payment being subject to the Excise Tax. The determination of any reduction pursuant to this Article 3 must be made by the Company in good faith, before any payment is due and payable to Executive.

            ARTICLE 4.  ATTORNEYS' FEES.       In the event that
the Executive incurs any attorneys' fees in protecting or enforcing his rights under this Agreement, the Company shall reimburse the Executive for such reasonable attorneys' fees and for any other reasonable expenses related thereto. Such reimbursement shall be made within thirty (30) days following final resolution of the dispute or occurrence giving rise to such fees and expenses.

            ARTICLE 5.  DECISIONS BY COMPANY; FACILITY OF
PAYMENT.        Any powers granted to the FCC or FCL Board (as
applicable) hereunder may be exercised by a committee, appointed by the Board, and such committee, if appointed, shall have general responsibility for the administration and interpretation of this Agreement. If the Board or the committee shall find that any person to whom any amount is or was payable hereunder is unable to care for his affairs because of illness or accident, or has died, then the Board or the committee, if it so elects, may direct that any payment due him or his estate (unless a prior claim therefore has been made by a duly appointed legal representative) or any part thereof be paid or applied for the benefit of such person or to or for the benefit of his spouse, children or other dependents, an institution maintaining or having custody of such person, any other person deemed by the Board or committee to be a proper recipient on behalf of such person otherwise entitled to payment, or any of them, in such manner and proportion as the Board or committee may deem proper. Any such payment shall be in complete discharge of the liability of the Company therefor.

            ARTICLE 6.  INDEMNIFICATION.       The Company shall
indemnify the Executive during his employment and thereafter to the maximum extent permitted by applicable law for any and all liability of the Executive arising out of, or in connection with, his employment by the Company or membership on the FCC or FCL Board (as applicable); provided, that in no event shall such indemnity of the Executive at any time during the period of his employment by the Company be less than the maximum indemnity provided by the Company at any time during such period to any other officer or director under an indemnification insurance policy or the bylaws or charter of the Company or by agreement.

            ARTICLE 7. SOURCE OF PAYMENTS; NO TRUST. The obligations of the Company to make payments hereunder shall constitute a liability of the Company to the Executive. Such payments shall be from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the Executive nor his designated beneficiary shall have any interest in any particular asset of the Company by reason of its obligations hereunder. Nothing contained in this Agreement shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

            ARTICLE 8.  SEVERABILITY.  All agreements and
covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

            ARTICLE 9. ASSIGNMENT PROHIBITED. This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of his or its rights or obligations hereunder.

            ARTICLE 10. NO ATTACHMENT. Except as otherwise provided in this Agreement or required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

            ARTICLE 11.  HEADINGS.  The headings of articles,
paragraphs and sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

            ARTICLE 12. GOVERNING LAW. The parties intend that this Agreement and the performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with and under and pursuant to the laws of the Commonwealth of Virginia and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the Commonwealth of Virginia shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

            ARTICLE 13. BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, the Executive and his heirs, executors, administrators and legal representatives and the Company and its permitted successors and assigns.

            ARTICLE 14. MERGER OR CONSOLIDATION. The Company will not consolidate or merge into or with another corporation, or transfer all or substantially all of its assets to another corporation (the "Successor Corporation") unless the Successor Corporation shall assume this Agreement, and upon such assumption, the Executive and the Successor Corporation shall become obligated to perform the terms and conditions of this Agreement.

            ARTICLE 15.  COUNTERPARTS.  This Agreement may be
executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            ARTICLE 16. ENTIRE AGREEMENT. This Agreement expresses the whole and entire agreement between the parties with reference to the employment of the Executive and, as of the effective date hereof, supersedes and replaces any prior employment agreement, understanding or arrangement (whether written or oral) between the Company and the Executive. Each of the parties hereto has relied on his or its own judgment in entering into this Agreement.

            ARTICLE 17. NOTICES. All notices, requests and other communications to any party under this Agreement shall be in writing and shall be given to such party at its address set forth below or such other address as such party may hereafter specify for the purpose by notice to the other party:

   (a)  If to the Executive:
        [Name]
        [Address]

    (b)  If to the Company:
                    First Colony Life Insurance Company

                    700 Main Street
                    Lynchburg, Virginia  24504

 or, if applicable,
                      First Colony Corporation

                      Riverfront Plaza, West Tower
                      901 East Byrd Street
                      Suite 1350
                      Richmond, Virginia  23219

  Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this ARTICLE 17.

            ARTICLE 18. MODIFICATION OF AGREEMENT. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid.

The parties further agree that the provisions of this ARTICLE 18 may not be waived except as herein set forth.

            ARTICLE 19. TAXES. To the extent required by applicable law, the Company shall deduct and withhold all necessary Social Security taxes and all necessary federal and state withholding taxes and any other similar sums required by law to be withheld from any payments made pursuant to the terms of this Agreement.


            ARTICLE 20.  RECITALS.  The Recitals to this
Agreement are incorporated herein and shall constitute an integral part of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

               EXECUTIVE:
                  By:  _______________________________

                       [Name of Executive]



                FIRST COLONY LIFE INSURANCE COMPANY:

                  By:  _______________________________

                    Title:  _____________________________


                FIRST COLONY CORPORATION:

                   By:  _______________________________

                     Title:  _____________________________


                  FIRST AMENDMENT TO THE

           CHANGE IN CONTROL AND TERMINATION AGREEMENT



The Change in Control and Termination Agreement between and
[First Colony Corporation/First Colony Life Insurance Company], dated March 23, 1995, is amended, as follows.

            FIRST:    Effective April 2, 1996, Article 3 is
deleted and the following Article 3 is substituted therefor:



          ARTICLE 3.  EXCISE TAXES.  In addition, if the excise

       tax imposed under Code section 4999 on "excess parachute

       payments," as defined in Code section 280G, is provoked by
(i)  any amount paid or payable to or for the benefit of the
Executive   under this section as legal fees and expenses, or
(ii) any payments   or benefits which the Executive receives or
has the right to receive   from the Company or any affiliated
entity or any payments or   benefits under any plan maintained by
the Company or any   affiliated entity (the "Change in Control
Benefits"), the Company   must indemnify the Executive and hold
him harmless against all   claims, losses, damages, penalties,
expenses, and excise taxes.  To   effect this indemnification,
the Company must pay the Executive   an Additional Amount that is
sufficient to pay any excise tax   imposed by Code section 4999
on the payments and benefits to   which the Executive is entitled
without the Additional Amount   within 15 days after the
Executive provides a copy of his tax   return in accordance with
subsection (a) below.  The Additional   Amount shall be equal to
the amount that is sufficient to indemnify   and hold the
Executive harmless from (i) the excise tax imposed   on the
Executive under section 4999 of the Code with respect to   the
Change of Control Benefits and (ii) the amount required to satisfy (x) the additional excise tax under section 4999 of the Code, (y) the hospital insurance tax under section 3111(b) of the

 Code and (z) the federal, state and local income taxes for which the Executive is liable on account of the payment of the amount described in item (i) and the payment of the excise, hospital insurance and income taxes in accordance with this item (ii).

      (a)  For purposes of determining the amount and timing   of
the payments of the Additional Amount, the Company and the Executive shall, as soon as practicable after the event or series
of   events has occurred giving rise to the imposition of the
excise tax,   seek the advice of independent tax counsel and
shall cooperate in   establishing at least tentatively the amount
of the Executive's   excise tax liability for purposes of paying
estimated tax.  The   Executive shall thereafter furnish to the
Company a copy of each   tax return which reflects a liability
for an excise tax payment under   section 4999 of the Code with
respect to the Change of Control   Benefits at least 20 days
before the date on which such return is   required to be filed
with the Internal Revenue Service.  Except as   provided under
subsection (b), the liability reflected on such return   shall be
dispositive for purposes of calculating the Additional   Amount
unless, within 15 days after such notice is given, the   Company
furnishes to the Executive an opinion from the   Company's
independent auditors or a tax advisor selected by the   Company's
independent auditors indicating that a different   Additional
Amount is payable or to the effect that the matter is not   free
from doubt under applicable laws and regulations and the Executive may, in such auditor's or advisor's opinion, take a different position without risk of penalty, which shall be set
forth   in the opinion with respect to the payment in question.
Such   opinion shall be addressed to the Executive and shall
state that the   Executive is entitled to rely thereon.  If the
Company furnishes   such opinion to the Executive, the position
reflected in such letter   shall be dispositive for purposes of
calculating the Additional   Amount, except as provided under
this subsection (a).

       (b)  If the Executive's liability for the excise tax under section 4999 of the Code and the additional excise tax and the hospital insurance tax under section 3111(b) of the Code and federal, state or local income taxes attributable to the
Company's   payment of such excise tax is subsequently determined
to be less   than the amount of the Additional Amount paid to the
Executive,   the Executive shall repay to the Company at the time
that the   amount of such liability is finally determined the
portion of the   Additional Amount payment attributable to such
reduction (plus   interest on the amount of such repayment at the
rate provided in   section 1274(b)(2)(B) of the Code).  If the
Executive's liability for   the excise tax under section 4999 of
the Code and the additional   excise tax and the hospital
insurance tax under section 3111(b) of   the Code and federal,
state or local income taxes attributable to the   Company's
payment of such excise tax is subsequently determined   to be
more than the amount of the Additional Amount paid to the Executive, the Company shall make an additional payment in respect of such excess, as well as the amount of any penalty or interest assessed with respect thereto at the time that the
amount   of such excess, penalty or interest is finally
determined.

            SECOND:   Effective May 15, 1996, the Agreement is
amended to add the following language as Article 4:

                 ARTICLE 4. MITIGATION. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking or accepting other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement.

            THIRD:    Effective May 15, 1996, the Agreement is
amended to renumber current Articles 4 through 20 as Articles 5 through 21 and to renumber all references to such Articles accordingly.



IN WITNESS WHEREOF, the parties have executed this First
Amendment to the Change in Control and Termination Agreement on the date set forth below:


EXECUTIVE:
By:  _______________________________
Date:  _____________________________

FIRST COLONY LIFE INSURANCE COMPANY:
By:  _______________________________
Title:  _____________________________

FIRST COLONY CORPORATION:
By:  _______________________________
Title:  _____________________________